EXHIBIT 99.1

News Release

MMC ANNOUNCES CORPORATE GOVERNANCE ENHANCEMENTS

New Amendments Part of Ongoing Review

NEW YORK, NEW YORK (October 23, 2006)—Marsh & McLennan Companies, Inc. (NYSE: MMC) today announced that its board of directors has adopted a series of amendments to MMC’s guidelines for corporate governance, designed to further improve the company’s governance practices. The amendments introduce the following new policies:

•	Directors must acquire MMC equity with a value of at least $100,000 within three years of joining the board;

•	Senior executives must attain specified levels of MMC equity ownership, based on a multiple of annual salary, over a five-year period;

•	As a general matter, directors should not serve on more than four additional public company boards;

•	A director elected by the board must stand for re-election at the next annual meeting of stockholders; and

•	A director who has a significant change in employment or other personal circumstances must offer to resign.

Stephen R. Hardis, MMC’s independent chairman, said: “The board of directors continually looks for ways to improve MMC’s approach to corporate governance. The policies announced today result from an ongoing review, and are the latest in a series of governance enhancements implemented by the board over the last two years.”

Michael G. Cherkasky, MMC’s president and chief executive officer, added: “MMC is committed to strengthening all facets of its corporate performance. Striving to improve our governance practices is an important part of that process.”

The new policies announced today are reflected in an amended version of MMC’s guidelines for corporate governance, available at http://www.mmc.com.

MMC is a global professional services firm that specializes in risk management and human capital solutions that protect and enhance an organization's value. In the risk management arena, MMC is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; and Kroll, the world's leading risk consulting company. MMC's leading role in human capital consulting resides in Mercer, a major global provider of human resource and specialty consulting services. MMC also owns Putnam Investments, one of the largest investment management companies in the United States. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.